Exhibit 10.31

SECOND AMENDMENT TO AGREEMENT TO PURCHASE

THIS SECOND AMENDMENT TO AGREEMENT TO PURCHASE (this “Second Amendment”) is dated as of the         day of January, 2006 by and among Lakewood Associates, Ltd., a Florida limited partnership (“Seller”), and Inland Real Estate Acquisitions, Inc., an Illinois corporation, its successors and/or assigns (“Purchaser”).

Recitals

A.            Purchaser and Seller previously entered into an Agreement to Purchase dated June 16, 2005 as amended by that First Amendment to Purchase Agreement dated December 14, 2005, (the “Purchase Agreement”) providing for the purchase and sale of Phase I of the Lakewood Shopping Center.

B.            Purchaser and Seller desire to amend the Purchase Agreement upon and subject to the terms and conditions hereinafter set forth. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

Amendments

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Purchaser hereto agree as follows:

1.             Amendments.       Section 8.1(a) of the Purchase Agreement is amended by changing the Outside Date to January 27, 2006.

2.             Conflicts.               Except as expressly set forth herein, the Purchase Agreement remains unchanged and in full force and affect. In the event of a conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall control.

IN WITNESS WHEREOF the parties hereto have executed this Second Amendment as of the date first set forth above.

SELLER:

LAKEWOOD ASSOCIATES, LTD., a Florida limited partnership
By:	Newcaster Devcorp, Inc., a Florida corporation, its general partner

	By:	/s/ Elias Vassilaros
Elias Vassilaros
Executive Vice-President

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation

By:	/s/ Jason A. Lazarus
Name:	Jason A. Lazarus
Its:	V.P.

FIRST AMENDMENT TO AGREEMENT TO PURCHASE

THIS FIRST AMENDMENT TO AGREEMENT TO PURCHASE (this “First Amendment”) is dated as of the 14th day of December, 2005 by and among Lakewood Associates, Ltd., a Florida limited partnership (“Seller”), and Inland Real Estate Inc., an Illinois corporation, its successors and/or assigns (“Purchaser”).

Recitals

A.            Purchaser and Seller previously entered into an Agreement to Purchase dated June 16, 2005 (the “Purchase Agreement”) providing for the purchase and sale of Phase 1 of the Lakewood Shopping Center.

B.            Purchaser and Seller desire to amend the Purchase Agreement upon and subject to the terms and conditions hereinafter set forth. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

Amendments

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Purchaser hereto agree as follows:

1.             Amendments. Section 8.1(a) of the Purchase Agreement is amended by changing the Outside Date to January 13, 2006.

2.             Conflicts.       Except as expressly set forth herein, the Purchase Agreement remains unchanged and in full force and affect. In the event of a conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall control.

IN WITNESS WHEREOF the parties hereto have executed this First Amendment as of the date first set forth above.

SELLER:

LAKEWOOD ASSOCIATES, LTD., a Florida limited partnership
By:	Newcaster Devcorp, Inc., a Florida corporation, its general partner

	By:	/s/ Elias Vassilaros
Elias Vassilaros
Executive Vice-President

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation

By:	/s/ Jason A. Lazarus
Name:	Jason A. Lazarus
Its:	Vice President

Lakewood Shopping Center
Phase I

AGREEMENT TO PURCHASE

LAKEWOOD ASSOCIATES, LTD.

and

INLAND REAL ESTATE ACQUISITIONS, INC.

11.2	Disbursements of the Leasing Deposit	28
11.3	TI Escrow	29
11.4	Shop Leases	29

ARTICLE XII	Lakewood Phase II	30
12.1	Lakewood Shopping Center Phases

AGREEMENT TO PURCHASE

This AGREEMENT (AAgreement@)! is made as of the 16 day of JUNE 2005, by and between LAKEWOOD ASSOCIATES, LTD., a Florida limited partnership, (ASeller@), and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation, its successors and/or assigns (APurchaser@).

RECITALS

A.            Seller is the owner of that certain land (ALand@) described on Exhibit AA@ attached hereto comprising approximately 16.06 acres of land, located at 550 North State Road 7/441 and 5331-5501 West Atlantic Boulevard, Margate, Florida. There exists certain shopping center improvements (AImprovements@) on the Land containing approximately 149,077 square feet of leasable space known as the Lakewood Shopping Center (Phase I).

B.            Seller desires to sell and Purchaser desires to purchase the Property (as hereinafter defined) upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1           Definitions.   When used herein, the following terms shall have the respective meanings set forth opposite each such term:

Agreement:	This Agreement to Purchase including the Exhibits attached hereto which are by this reference incorporated herein and made a part hereof.

Anchor Leases:	The Leases listed on Exhibit “F” attached hereto.

Anchor Tenants:	Marshall’s, Walgreens, Bank of America, Harbor Freight Tools, E.B. Games, and Burger King.

Anchor Tenant Premises:	The addresses of Anchor Tenants set forth on Exhibit “F” attached hereto.

Business Day:	Any day except a Saturday or Sunday, on which national banks are open for business in Chicago, Illinois.

Closing:	The consummation of this Agreement.

Closing Date:

The later of thirty (30) business days after (a) the expiration of Inspection Period, or (b) Existing Lender’s approval of Purchaser’s or Purchaser’s designee’s or assignee’s assumption of the Existing Financing upon terms acceptable to Purchaser in its sole and absolute discretion.

Deposit:	The sum of $500,000.00. The Deposit shall be held and applied by Escrowee as provided in Exhibit AB@ attached hereto.

Effective Date:	The date upon which the last of Seller and Purchaser have executed and delivered this Agreement.

Escrowee:	Chicago Title Insurance Company in Chicago.

Existing Lender:	Nationwide Life Insurance Company, an Ohio corporation

Existing Financing:	That certain mortgage loan in the original amount of $12,100,000.00 secured by a lien encumbering the Property in favor of Existing Lender, with an interest rate of 6.01%.

Existing Loan Documents:	The documents listed on Schedule “A” attached hereto.

Hazardous Substances:	Toxic or hazardous material or waste regulated by any Legal Requirement, including, but not limited to, asbestos, polychlorinated biphenyls and petroleum products.

Leases:

The Anchor Leases, the Shop Leases, any lease shown on the Rent Roll not included in the foregoing, and those leases executed hereafter in accordance with Section 11.4 and which are in existence as of the Closing Date.

Lease-Up Event:	Shall have the meaning set forth in Section 11.2 of this Agreement.

Leasing Deposit:	Shall have the meaning set forth in Section 11.1 of this Agreement.

Leasing Guidelines:

The guidelines set forth on Exhibit “M” attached hereto shall govern all Leases that are entered into by Seller for the Property after the Effective Date of the Agreement in accordance with the provisions of this Agreement.

Legal Requirements:

All laws, statutes, codes, acts, ordinances, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Real Property and the operation of the Improvements.

Occupancy Condition:

That (i) the tenant under the applicable Lease has taken occupancy of the premises demised under such Lease, has accepted the improvements being constructed by the landlord under such Lease, has opened for business and has commenced paying rent under such Lease, all of which shall be evidenced in an estoppel certificate in the form required under such Lease (or if no form is required, then in the form set forth in Exhibit AE@attached hereto) and (ii) the Improvements (including interior tenant improvements) under the applicable Lease have been completed in accordance with the terms of such Lease, except for any mechanical adjustments or minor details of construction or decoration or other items commonly recognized in the construction industry as Apunch list@ items, and a certificate of occupancy has been issued for each such tenant improvements.

Outside Date:	Shall have the meaning set forth in Section 8.1 of this Agreement.

Permitted Title Exceptions:	The Leases and exceptions to title which Purchaser shall approve in writing or be deemed to have approved pursuant to the terms of this Agreement.

Personal Property:

Those items of personalty, if any, which are owned by Seller and located at the Property and which will be conveyed to Purchaser at Closing by a Bill of Sale (the ABill of Sale@) containing no warranties, whether express or implied, except a warranty of title free of any lien or encumbrance,

Pre Closing Deliveries:	Shall have the meaning set forth in Section 7.4.

Project Pro Forma:	The budget for the operation (projected income/expenses) of the Improvements attached hereto as Exhibit AG@, which has been approved by Purchaser.

Property:	The Real Property, Personal Property, Service Contracts, Warranties, and the Leases.

Proration Date:	Shall have the meaning set forth in Section 4.3 of this Agreement.

Purchase Price:	The consideration payable by Purchaser to Seller for the Property, as provided in Article III.

Real Property:	Collectively, the Land and Improvements.

Rent Roll:

The list of Leases in existence as of the date of said list, which list as of the date hereof is attached hereto as Exhibit AH@ and contains the monthly rental charges, leased area, term and options, if any, with respect to such leases, and the pro forma monthly rental charges with respect to the Vacant Space.

Service Contracts:	Those contracts, agreements and leases of equipment relating to the servicing, operation, management and maintenance of the Property which are listed on Exhibit AD-3” attached hereto.

Shop Leases:

The leases for Shop Space (other than the portion of the Improvements subject to the Anchor Tenant Leases) with tenants that are not affiliated with Seller, each of which tenant shall be subject to the approval of Purchaser if such Shop Lease is not an existing Shop Lease, which approval shall not be unreasonably withheld, provided the Lease complies with the criteria set forth on the Leasing Guidelines.

Shop Space:	Those portions of the Improvements that are subject to a Shop Lease, consisting of approximately 89,138 square feet in the aggregate.

TI Escrow:	Shall have the meaning set forth in Section 11.3 of this Agreement.

Title Commitment:

A commitment for an Owners Title Insurance Policy for the Real Property issued by the Title Insurer in the full amount of the Purchase Price, covering title to the Real Property, dated on or after the date hereof, showing Seller as lessee of the Real Property, subject only to the Permitted Title Exceptions.

Title Insurer:	Chicago Title Insurance Company.

Unpermitted Title Exceptions:	Shall have the meaning set forth in Section 4.2 of this Agreement.

Updated Survey:

An update of the boundary survey delivered by Seller pursuant to Section 4.1 hereof, and certified to Purchaser and/or its assignee, meeting the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly adopted by ALTA, ACSM and NSPS in 1999 including all Table A optional survey responsibilities and specifications, and acceptable to Purchaser and

Title Insurer, dated not more than thirty (30) days prior to the date of delivery, which shall set forth, among other things, the following: (i) the legal description of the applicable portion of the Property; (ii) the location of all Improvements, including parking areas and number of spaces, curb cuts and the means of ingress and egress from public roads and highways; (iii) the location of all utilities servicing the applicable portion of the Property, including sewer, water, gas, electric, telephone and any other utilities serving the applicable portion of the Property to the point of connection with the public system; (iv) the location of all easements affecting the applicable portion of the Property or benefiting the applicable portion of the Property, and any building and/or set-back lines; and (v) any encroachments of the Improvements onto adjacent property or onto easements within the applicable portion of the Property, and any encroachments of improvements on adjacent property onto the applicable portion of the Property.

Vacant Space:

Shop Space that is either: (i) not subject to a Lease; (ii) subject to a Lease but for premises as to which the Occupancy Condition has not yet been satisfied, or (iii) subject to a Lease whereunder the tenant is more than thirty (30) days delinquent in the payment of sums due thereunder.

Warranties:	Those guarantees and warranties described on Exhibit AD-2” attached hereto.

ARTICLE II.

PURCHASE AND SALE

2.1           Purchase and Sale.   Subject to the conditions and on the terms contained in this Agreement, Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell and transfer to Purchaser, the Real Property by special warranty deed, the Leases, Contracts and Warranties by assignment, and the Personal Property by the Bill of Sale.

ARTICLE III.

PURCHASE PRICE AND EXISTING FINANCING

3.1           Purchase Price.   The purchase price shall be TWENTY SIX MILLION SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($26,750,000.00). Purchaser agrees to pay to Seller, and Seller agrees to accept payment of, the Purchase Price as follows:

(a)           On the Closing Date, Purchaser shall pay to Seller the entire Purchase Price, plus or minus adjustments and prorations as hereinafter provided, minus the then outstanding balance of the Existing Financing by bank wire transfer of collected federal funds.

(b)           The Deposit shall, following such payment of the Purchase Price, be refunded to Purchaser.

3.2           Existing Financing.

(a)           Subject to the terms of this Agreement, Purchaser will take title subject to, and assume, the Existing Financing currently held by the Existing Lender (the “Mortgage”), having an approximate principal balance of ELEVEN MILLION EIGHT HUNDRED EIGHTY FOUR THOUSAND NINE HUNDRED THIRTY SIX and 61/100 ($11,884,936.61.) DOLLARS as of April 30, 2005; a current interest rate of Six and 01/100 (6.01%) Percent; a current monthly payment of ONE HUNDRED THOUSAND SIX HUNDRED FOURTEEN and 56/100 ($100,614.02) DOLLARS, with SEVENTY EIGHT THOUSAND THIRTY FOUR and 45/100 ($78,034.45) DOLLARS thereof being attributable to principal and interest, and TWENTY TWO THOUSAND FIVE HUNDRED SEVENTY NINE and 57/100 ($22,579.57) DOLLARS thereof being attributable to real estate tax escrow; and a maturity date of April 1, 2024. The Purchaser acknowledges that the Purchaser’s assumption of said Mortgage requires the approval of the holder of the Mortgage. The unpaid balance of the mortgage assumed by the Purchaser shall be credited against the Purchase Price. This transaction is contingent upon Existing Lender approving Purchaser’s assumption of the Mortgage in accordance with the terms of this Agreement on or before sixty (60) business days after the Effective Date.

(b))          The Purchaser shall promptly obtain the necessary application and diligently complete and return it to the holder or servicer of the Existing Financing with all information and documentation requested by the Existing Lender for said assumption. If Existing Lender has not approved the assumption of the Existing Financing upon terms, and with such amendments to the Existing Loan Documents as are requested and acceptable to Purchaser in its sole and absolute discretion on or before sixty (60) business days after the Effective Date, either the Seller or the Purchaser may terminate this Agreement by written notice to the other party and the Escrow Agent, thereby entitling the Purchaser to a return of its Deposit. Purchaser shall use commercially reasonable efforts to obtain the approval of said assumption by Existing Lender and, prior to the expiration of the Inspection Period (hereinafter defined), shall identify for Seller and Existing Lender what changes, if any, it requests be made to the Existing Loan Documents.

ARTICLE IV.

CLOSING MATTERS

4.1           Survey. Within thirty (30) days following the Effective Date, Seller shall deliver to Purchaser, at Seller=s cost and expense, the Updated Survey. If the Updated Survey shows any encroachments on to the Property by improvements located outside its boundaries or encroachments by buildings or monument signs principally located on the Property over setback lines, or over easements or over or onto the property of others or onto any public right-of-way adjacent to the Property, or if it is apparent that the Property violates existing title covenants and/or applicable zoning laws or ordinances, or the Updated Survey shows any other matter which is not shown on the existing Survey that would have a material adverse effect on the Property, Purchaser shall, within ten (10) days after receipt of the Updated Survey, notify Seller in writing to that effect specifying the defects. Seller shall have until thirty (30) days from receipt of Purchaser=s notice specifying the defects in which to cure such defects. If after said period Seller shall, not have cured the defects, or if Seller shall not have progressed to a point where the defects are certain to be remedied at or prior to Closing, Purchaser shall have the option of (i) accepting the condition of the Property as disclosed in the Updated Survey in an Aas is@ condition and close without a reduction in the Purchase Price, or (ii) demanding a refund of the Deposit which Escrowee shall forthwith return to Purchaser and thereupon Purchaser and Seller shall each be released from all further liabilities and obligations to each other respecting all matters arising from this Agreement. Purchaser=s option of demanding a refund of the Deposit must be exercised within ten (10) days after the expiration of Seller=s thirty (30) day period to cure survey defects, otherwise Purchaser shall be deemed to have waived its uncured objections to defects revealed by the Updated Survey and agreed to purchase the Property subject to such uncured defects.

4.2           Title.

(a)           No later than thirty (30) days following the Effective Date, Seller shall deliver the Title Commitment to Purchaser together with legible and complete copies of all documents of record. If the Title Commitment discloses exceptions to title which are not acceptable to Purchaser (AUnpermitted Title Exceptions@), then, within ten (10) days from Purchaser=s receipt of the Title Commitment or update thereto, Purchaser must so notify Seller. If Purchaser fails to so notify Seller within said ten (10) day period, the Title Commitment will be conclusively deemed to be approved by Purchaser. If, within said ten (10) day period, Purchaser shall notify Seller of any Unpermitted Title Exceptions (which notification must specify the Unpermitted Title Exceptions), Seller shall have thirty (30) days from the date of Purchaser=s notice to have such exceptions removed from the Title Commitment and provide evidence thereof to Purchaser, and if Seller fails to have such exceptions removed, or insured over in a manner satisfactory to Purchaser, Purchaser may elect, within ten (10) days after the expiration of Seller=s thirty (30) day cure period to (i) terminate this Agreement without liability on the part of any party thereafter (in which event the Deposit shall be promptly returned to Purchaser), or (ii) accept title subject to such Unpermitted Title Exceptions without any diminution of the Purchase Price. Purchaser=s failure to make any election within said ten (10) day period shall be conclusively deemed to mean that Purchaser has elected the option contained in subsection (i) of this Section 4.2. On the Closing Date, at the expense of Seller as set forth in Section 4.3(d) hereof, Seller shall cause the Title Insurer to issue an owner’s title insurance policy or prepaid commitment therefor pursuant to and in accordance with the Title Commitment insuring a fee interest in the Real Property in Purchaser or its designee as of the Closing Date, subject only to the Permitted Title Exceptions and such other exceptions as Purchaser may approve (or which may be deemed to have been approved). Such leasehold title insurance policy or prepaid commitment shall contain a contiguity endorsement, survey endorsement, and such other endorsements as may be available under applicable law and requested by Purchaser, including extended coverage and waiving off of new construction. If Purchaser shall make objection to the Title Commitment (as described in this Section 4.2) and the Closing Date was to occur prior to the time each party was able to exercise its rights under Section 4.1. and/or 4.2, then the Closing Date will be extended to a date which is five (5) days subsequent to the latest date for notice, objection and remedy permitted by Section 4.1 and 4.2.

(b)           Notwithstanding anything to the contrary contained in this Section 4.2 or elsewhere in this Agreement, Seller shall not be obligated to bring any action or proceeding or otherwise to pay or incur any substantial expense in order to eliminate any Unpermitted Title Exceptions except that Seller on or before the Closing Date shall satisfy mortgages and mechanic=s liens against Seller secured by Property or other liens created by Seller which may be satisfied by the payment of liquidated amounts.

4.3           Possession, Prorations and Expenses, and New Leases.

(a)           Sole and exclusive possession of the Property, subject only to the rights of the tenants under the Leases, shall be delivered to Purchaser on the Closing Date.

(b)           If the balance of the Purchase Price is deposited in immediately available funds with the Title Insurer by 2:00 PM (EST) on the Closing Date, as required by Section 4.4(d) hereof, all prorations will be computed as of the end of the day immediately prior to the Closing Date (AProration Date@). If Purchaser fails to deposit the balance of the Purchase Price by 2:00 PM (EST) on the Closing Date, as aforesaid, and the Closing occurs on the Closing Date, the Proration Date shall be concurrent with the Closing Date and all prorations will be calculated as of the end of the day on the Closing Date.

(c)           AFixed Rent@, APercentage Rent@ and Tenant ACAM@ and other expense contributions to be made by tenants shall be prorated as follows:

(i)            Fixed Rent - Fixed Rent for the month in which the Closing occurs will be prorated as of the Proration Date. Fixed Rent relating to any period prior to the month in which the Closing occurs, which is delinquent on the Proration Date, will not be prorated. All such arrearages of Fixed Rent unpaid on the Proration Date will remain the sole and exclusive property of Seller after Closing, provided, however, if, after Closing, Seller shall receive any such delinquent Fixed Rent, Seller will remit to Purchaser that portion of such delinquent Fixed Rent that is attributable to the period after the Proration Date, if any. Seller shall retain all right, title, power and authority to enforce payment thereof after Closing, except that Seller will not have the right to terminate the Lease of a delinquent tenant after Closing due to such delinquency. If, after Closing, Purchaser or its designee shall receive any delinquent Fixed Rents, Purchaser may apply such payments as follows: first, to rent delinquencies which relate to any period after the Proration Date, second, to rent delinquencies for the month of Closing, and finally, any balance shall be remitted to Seller.

(ii)           Percentage Rent - Percentage Rent which is due but unpaid at Closing and accrued Percentage Rent not yet payable at Closing will not be prorated. If, after Closing, however, Purchaser receives any payment of percentage rent which relates in any part to sales made prior to the Proration Date, Purchaser shall immediately remit Seller=s share thereof to Seller.

(iii)          Tenant CAM and other expense contributions-For purposes hereof, the term AExpenses@ shall mean all common area maintenance costs, real estate tax passthroughs (both ad valorem and non-ad valorem taxes) and other operating expenses of the Property. All payments by the tenant to the landlord under the Leases for Expenses shall be prorated in the same manner set forth in Section 4.(3)(c)(i):

In addition, security deposits, personal property taxes, general and special real estate and other ad valorem taxes and assessments and other state or city taxes, fees, charges and assessments affecting the Property, prepaid expenses, utility charges and deposits, if any, and all other customarily proratable items shall be prorated as of the Proration Date on the basis of the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense and the net credit to Purchaser or Seller shall be paid in cash or as a credit or debit against the Purchase Price. Purchaser shall receive a credit for all security deposits of tenants in the amount thereof as required by the terms of their respective leases. The foregoing notwithstanding, all prorations and reprorations for real estate taxes will be based upon either (i) the actual real estate tax bills for 2005 for the Property, or (ii) if the actual real estate bills for the 2005 are not available, than 110% of the 2005 assessed value for the Property times the 2004 millage rate used by Broward

County to determine the 2004 real estate taxes for the Property, at the maximum available discount for early payment. In the event that any Lease requires the tenant thereunder to pay any portion of real estate taxes (upon presentation of the invoice therefor, as opposed to estimated monthly payments), the credit in favor of Purchaser for accrued real estate and other ad valorem taxes will be reduced by an amount equal to such reimbursement obligation. If any general or special assessment (as contrasted to ad valorem taxes) is payable in installments, only the current installment will be prorated and all subsequent installments will be the obligation of Purchaser. Real estate taxes will be reprorated (and such reproration will be a final reproration) within thirty (30) days after receipt of the tax bill for year of Closing. Certified liens levied by any governmental authority against the Property as of the Closing Date shall be paid by Seller on or before the Closing Date. Pending liens levied by any governmental authority against the Property as of the Closing Date shall be assumed by Purchaser; provided, however, that if the improvement for which any such pending lien was levied was substantially completed as of the Closing Date, such pending lien shall be treated as a certified lien and paid by Seller.

(d)           Seller shall pay all title charges and premiums required to fulfill the obligations under Section 4.2 hereof, one-half (2) of the escrow charges, all survey charges required to fulfill the obligations under Section 4.1 hereof, the cost of all transfer taxes due under applicable law with respect to the transfer of the fee interest and all rollback taxes, if any. Purchaser shall pay one-half (2) of the escrow charges.  The parties shall each be solely responsible for the fees and disbursements of their respective counsel and other professional advisers.

(e)           Seller shall be obligated to pay all tenant allowances, leasing commissions, rebates or other tenant improvement costs which are the responsibility of the landlord under, or are due in connection with, the Leases (including, without limitation, any leasing commissions which may be payable in connection with any extension of the Leases).  In addition, Seller covenants that, as of the Closing Date, there shall be no free rent or other rent concessions due any tenant of the Property.

4.4           Closing.

(a)           The Closing of the transaction contemplated hereby shall commence at 10:00 a.m. on the Closing Date at the Chicago, Illinois office of the Title Insurer (with cooperation of the Title Insurer=s office or agent in the state in which the Property is located) or on such other date, time and place as the parties may mutually agree. Notwithstanding, Seller and Purchaser agree that the Closing may be held through mutually satisfactory escrow arrangements.

(b)           Not later than the Closing Date, Seller shall deposit in the escrow the following:

(i)            A special warranty deed (in form reasonably acceptable to Purchaser) executed by Seller;

(ii)           An assignment of all of Seller=s right, title and interest in and under the Leases, Service Contracts and Warranties, in a form reasonably satisfactory to Seller and Purchaser;

(iii)          The Bill of Sale;

(iv)          Originals of the Leases, Service Contracts and Warranties copies of certificates of occupancy relating to the Property, and permits relating to Improvements constructed on the Property by Seller;

(v)           Letter to the tenants under the Leases advising the tenants that the Property has been sold to Purchaser and directing payment of rental under the Leases in accordance with the directions of Purchaser;

(vi)          A No-Lien/GAP Affidavit in customary form required by the Title Insurer;

(vii)         A closing statement in the form required by the Title Insurer;

(viii)         An executed FIRPTA Affidavit in customary form;

(ix)           Casualty and liability insurance certificates from each tenant under the Leases in the form required under the Leases; and

(x)            Such other documents, instruments, certifications and confirmations as may be reasonably required to fully effect and consummate the transaction contemplated hereby.

(c)           Not later than ten (10) days prior to the Closing Date, Seller shall obtain and deliver to Purchaser an estoppel certificate executed by each of the Anchor Tenants (AAnchor Tenant Estoppels@) and each of the other tenants under the Shop Leases (AShop Space Tenant Estoppels@) in the forms prescribed in the Leases or in the form customarily executed by an Anchor Tenant or a Shop Space Tenant, or if no form is prescribed in the Leases then substantially in the form of Exhibit AE@ attached hereto. If Seller is unable to obtain the required estoppel certificates from all of the anchor tenants, and all of the Shop Space tenants, each dated no earlier than thirty (30) days prior to the Closing Date, such failure shall constitute a failure of condition but not a default by Seller hereunder and Purchaser=s sole rights hereunder will be to terminate this Agreement and obtain a return of the Deposit or to waive this condition and close this Agreement without diminution of the Purchase Price or any liability to Seller; provided, however, if Seller shall have obtained (i) all of the Anchor Tenant Estoppels, and (ii) Shop Space Tenant Estoppels from not less than ninety percent (90%) of the tenants under Shop Leases, then Seller shall provide an estoppel certificate satisfactory to Purchaser for each missing Shop Space Tenant Estoppel and Seller=s obligations under this subsection (c) shall be deemed to be met.

(d)           Not later than the Closing Date, Purchaser shall deposit in the escrow the following:

(i)            A closing statement in form required by the Title Insurer;

(ii)           An assumption of the Leases, Service Contracts and Warranties in a form reasonably satisfactory to Seller and Purchaser; and

(iii)          Such other documents, instruments, certifications and confirmations as may be reasonably required and to fully effect and consummate the transaction contemplated hereby.

(e)           No later than 2:00 PM (EST) on the Closing Date, Purchaser shall deposit the balance of the Purchase Price as provided in Section 3.1 (a) with the Title Insurer.

(f)            All documents or other deliveries required to be made by Purchaser or Seller on or prior to the Closing Date and all deposits and transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

(g)           It shall be a condition precedent to Closing that Seller has delivered to Purchaser written confirmation from the Anchor Tenants that they have received any roof warranties referenced in the Anchor Leases and any as-built survey contemplated by the Anchor Leases if Seller is required to deliver same to an Anchor Tenant pursuant to its lease. Such confirmation shall be contained in the estoppel certificates of such Anchor Tenants.

ARTICLE V.

INSPECTION

5.1           Inspection.  During the term of this Agreement, Purchaser, its agents, employees and representatives, may have access to the Property and the records of the Property (including those on file with any governmental agency) at all reasonable times with the right, at Purchaser=s expense, to inspect the Property and to conduct all tests thereon as Purchaser, its licensed engineers, surveyors and the like shall deem reasonably necessary or desirable. Any entry on or to the Property by Purchaser or its authorized representatives pursuant to the provisions hereof shall be at the risk of Purchaser, and Purchaser hereby indemnifies, holds harmless and exonerates Seller from all loss, claim, liability, action or demand arising therefrom or connected therewith. Purchaser shall permit no waste or damage to the Property. Purchaser has no right or power to create any liens against the

Property and Purchaser shall be responsible to completely restore the Property at the conclusion of all tests. The indemnity and restoration requirements set forth in this Article shall survive the Closing or other termination of this Agreement. The access permitted by this paragraph shall extend to all plans, specifications and other documents and reports in the possession of Seller or its agents relevant to the physical conditions of the Property and to the operational records, but shall not, however, extend to Seller=s internal partnership records for the Property. The Purchaser may contact the Anchor Tenants and any tenant under a Shop Lease so long as it shall first notify Seller and give Seller the opportunity to review any written communication with the Anchor Tenants and any Tenant under a Shop Lease or to be present at any personal meeting with the Anchor Tenants, as applicable.

5.2           Termination.

(a)           The obligation of Purchaser to close the transaction contemplated hereby is, at Purchaser’s option, subject to Purchaser’s review and approval of: the Leases, the Service Contracts, the Warranties the environmental and structural condition of the Property, the Title Commitment and documents of record, and such market research, inspection of the Property, determinations as to the Property’s compliance with the Legal Requirements and review of financial statements relating to the Property, as Purchaser deems necessary to make its final determination to acquire the Property. Purchaser shall have a period of time commencing on the Effective Date and expiring at 5:00 p.m. (CST) on the later of (i) the thirtieth (30th) Business Day following the Effective Date and (ii) the thirtieth (30th) Business Day following Purchaser=s receipt of the last of the Pre Closing Deliveries (the Alnspection Period@) in which to analyze the Pre Closing Deliveries, all inspections, and all reports relating to the Property. If Purchaser is dissatisfied or concerned with the result of any such investigation, search, inquiry or report as contemplated hereby, in its sole and absolute discretion, or for no reason whatsoever, Purchaser may terminate this Agreement prior to the expiration of the Inspection Period and demand a refund of the Deposit which Escrowee shall forthwith return to Purchaser, and thereupon Purchaser and Seller shall each be released from all further obligations to each other respecting matters arising from this Agreement, except with regard to such covenants that expressly provide for survival of termination. Purchaser shall be deemed to have agreed to purchase the Property in an Aas is@ condition in all respects based upon the inspections or the right to inspect contained herein, and without warranty or representation, express or implied, by Seller except as provided elsewhere in this Agreement.

(b)           Except as otherwise provided herein, the Property is being sold in an Aas is@ condition and Awith all faults@ as of the Effective Date of this Agreement and as of Closing. Except as may be expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value expense of operation or income potential of the Property or any portion thereof.  Except as otherwise provided herein, Seller makes no representations or warranties, express or implied, as to the suitability or fitness of the Property for Purchaser=s intended use of the Property, The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. Further, to the extent that Seller has provided to Purchaser information from any inspection, engineering or environmental reports concerning asbestos or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports. Purchaser acknowledges that Seller has requested Purchaser to inspect fully the Property and investigate all matters relevant thereto and to rely solely upon the results of Purchaser=s own inspections or other information obtained or otherwise available to Purchaser, rather than any information that may have been provided by Seller to Purchaser.

(e)           Seller agrees to cooperate with Purchaser=s accountants (at no cost or expense to Seller) relative to the performance by said accountants of an audit of Seller=s books and records relating to the Property. Seller agrees that, from and after the Closing, it shall, at the request of Purchaser=s auditors, execute a representation letter addressed to such auditors. Such representation letter shall be in form of Exhibit “M” attached hereto.

ARTICLE VI.

DESTRUCTION, DAMAGE OR CONDEMNATION

6.1           Destruction or Damage. In the event that prior to the Closing Date any portion of the Improvements shall be damaged or destroyed by fire or other casualty, Seller shall immediately give Purchaser notice of such occurrence. If the amount of damage caused by such fire or casualty shall (i) exceed $250,000.00 (as reasonably determined by Purchaser), or (ii) be $250,000.00 or less but as a result thereof any Anchor Tenant or Shop Lease Tenant may terminate their Lease or abate their rent or other charges (unless, with respect to such rent abatement, Seller assigns and Purchaser receives Seller’s rent abatement insurance proceeds in an amount equal to or greater than the amount of such abated rent) (a ALease Termination Event@), Purchaser may, within fifteen (15) days after receipt of such notice, elect to (a) terminate this Agreement, in which event the Deposit shall be returned promptly to Purchaser, all obligations of the parties hereunder shall cease and this Agreement shall have no further force and effect, or (b) close the transaction contemplated hereby as scheduled (except that if the Closing Date is less than fifteen (15) days following Purchaser=s receipt of such notice, Closing shall be delayed until after Purchaser makes such election), and Seller shall assign to Purchaser at Closing all rights under Seller=s insurance policy, if any, to collect insurance proceeds for such destruction or damage and loss of rents, and Purchaser shall receive a credit against the Purchase Price in an amount equal to any deductible under such policy, if any. Failure to give such notice within such time shall be conclusive evidence that Purchaser has elected the option contained in subsection (b) of this Section 6.1. In the event that the amount of damage caused by such fire or casualty is less than $250,000.00, and no Lease Termination Event has occurred, Purchaser may not elect to terminate this Agreement and shall close the transaction contemplated hereby as scheduled, and Seller shall assign to Purchaser at Closing all rights under Seller=s insurance policy, if any, to collect insurance proceeds for such destruction or damage and loss of rents, and Purchaser shall receive a credit against the Purchase Price in an amount equal to any deductible under such policy.

6.2           Condemnation. If, subsequent to the date hereof and prior to the Closing Date, any proceeding, which shall relate to the proposed taking of any material portion of the Real Property or Improvements by condemnation or eminent domain or any action in the nature thereof is instituted or commenced, Purchaser shall have the right and option to terminate this Agreement by giving Seller written notice to such effect within fifteen (15) days after actual receipt of written notification of any such occurrence. Failure to give such notice within such time shall be conclusive evidence that Purchaser has waived the option to terminate by reason of the occurrence of which it has received notice. If any such action is instituted or commenced, and Purchaser elects or is deemed to elect not to terminate this Agreement, at Closing, Purchaser shall be assigned all Seller=s right, if any, to any proceeds therefrom. Seller agrees to furnish Purchaser with written notification with respect to any such proceedings within two (2) business days of Seller=s receipt of any such notification or learning of the institution of such proceedings. Should Purchaser elect to so terminate this Agreement, the Deposit shall be returned promptly to Purchaser and thereupon the parties hereto shall be released from any and all further obligations hereunder. If the Closing Date is less than fifteen (15) days following the last day on which Purchaser is entitled to elect to terminate this Agreement, the Closing shall be delayed until after Purchaser makes such election. The term Amaterial@ for the purposes of this Section 6.2 shall mean any taking of any portion of the Real Property which results in any termination or other modification of any Lease or which grants the tenant under any Lease any right to terminate or modify such Lease.

6.3           Casualty and Rent Loss Insurance. If, under the terms of Section 6.1, Seller is obligated at Closing, to assign to Purchaser all rights under any insurance policies to collect insurance proceeds for the repair of any pre-Closing destruction or damage, Seller shall, at Closing, make Purchaser a loss payee under such insurance policy in order to effectuate such assignment obligation of Seller and in addition shall make Purchaser a loss payee for any ALoss of Rents@ insurance coverage relating to any rental loss arising from said destruction or damage, but relating solely to the period commencing on the Closing Date.

ARTICLE VII.

COVENANTS, REPRESENTATIONS, WARRANTIES

7.1           Covenants of Seller.

(a)           Seller, at Seller=s sole cost and expense, shall until the earlier of the Closing Date or termination of this Agreement, keep and perform or cause to be performed in all material respects: (i) all obligations of the landlord under the Leases, (ii) all obligations of Seller under the Legal Requirements (except to the extent any such obligations are the obligation of an Anchor Tenant under an Anchor Lease), and (iii) all obligations under the REA Agreement.

(b)           From the Effective Date to the earlier of the Closing Date or termination of this Agreement, Seller shall not, without the prior consent of Purchaser, do, suffer or permit or agree to do any of the following:

(i)            Enter into any transaction in respect to or affecting the Property out of the ordinary course of business;

(ii)           Except as otherwise provided in Section 11.4 herein, enter into any new Lease or amend, modify, terminate or accept a surrender of any Lease without the prior written consent of Purchaser, which shall not be unreasonably withheld unless such lease mandates, by its terms that Seller’s consent is either not required or is deemed given upon the occurrence of events specified in such lease. In the event Purchaser does not respond in writing within ten (10) days after receipt of a written request for such approval, such request shall be deemed approved;

(iii)          Consent to any assignment of any Lease or any subletting of the Property unless such Lease automatically requires Seller’s consent of such assignment or sublease or does not require Seller’s consent;

(iv)          Sell, encumber, or grant any interest in the Property in any form or manner whatsoever, or otherwise perform or permit any act which will diminish or otherwise affect Purchaser=s interest under this Agreement or in the Property, or which will prevent Seller=s full performance of its obligations hereunder;

(v)           Enter into any new Service Contract or modify any existing Service Contract which does not contain a 30-day cancellation/termination right without the prior written consent of Purchaser, which shall not be unreasonably withheld;

(vi)          Enter into any new REA Agreement or modify any existing REA Agreement without the prior written consent of Purchaser, which shall not be unreasonably withheld.

(c)           Seller shall notify Purchaser promptly if Seller becomes aware of any transactions or occurrence prior to the Closing Date which would make any of the representations or warranties of Seller contained in Section 7.2 hereof not true in any material respect.

(d)           In addition, Seller agrees that it shall comply with all of the obligations of Seller, as borrower, under the Existing Loan Documents.

7.2           Representations and Warranties of Seller.  To induce Purchaser to execute, deliver and perform this Agreement, Seller hereby represents and warrants to Purchaser on and as of the date hereof and on and as of the Closing Date as follows:

(a)           Seller will, at Closing, be the fee owner of the Land and Improvements.

(b)           All information shown on the Rent Roll now and at Closing shall be true and correct in all material respects. True and correct copies of all of the Leases including the Anchor Leases have been, or shall hereafter be, delivered to Purchaser. The interest of Seller in the Leases shall at Closing be free and clear of all liens and encumbrances and shall not have been assigned to any other person except for the Existing Financing. Neither the Seller, nor the tenants under any Lease, are in default of their respective obligations under the Leases other than King Dollar – Space 5475 (failure to pay rent) and Brazilian Market – space 5385 (failure to pay construction bills). Seller is the landlord under the Anchor Leases and each of the Shop Leases.  There are no written modifications with respect to the Anchor Leases except as listed on Exhibit “F” attached hereto; and no rent has been paid more than thirty (30) days in advance respecting a period subsequent to the Closing Date. The tenants under the Leases have not asserted any claims, defenses, or offsets to rent accruing from and after the Closing Date.  Prior to Closing, Seller will have performed all obligations of Seller to be performed under the Leases prior to each tenant=s occupancy. To the best of Seller=s knowledge, there are no material defaults or breaches on the part of Seller as landlord under any Lease.

(c)           Except for tenants under the Leases, there are no persons in possession or occupancy of the Real Property or Improvements or any part hereof, nor are there any persons who have possessory rights in respect to the Property or Improvements or any part thereof. There are no rights of first refusal to purchase or options to purchase the Property in favor of any third party.

(d)           There are no causes of action or other litigation pending (or, to the best of Seller=s knowledge threatened) in respect to the ownership of the Property or any part thereof or the ownership, enforcement or validity of the Leases.

(e)           There are no existing condemnation proceedings of any part of the Real Property, and Seller has not received written notice from a condemning authority of its intent to condemn any portion of the Real Property.

(f)            Seller has not received written notice from any Governmental Authority that: the Property is in violation of any Legal Requirements which have not previously been corrected; or, any special assessment lien has been, or will be, filed of record.

(g)           To the best of Seller’s knowledge, the Real Property is in compliance with all Legal Requirements (including, without limitation, Legal Requirements governing the use, storage, generation or transporting of Hazardous Substances).

(h)           The financial statements provided by Seller to Purchaser, if any, are each true, accurate and complete in all material respects.

(i)            There are no service contracts or other agreements (other than the Service Contracts and the Leases which may be entered into by Seller pursuant to the provisions of this Agreement) which are or will be the obligation of Purchaser after Closing including, without limitation, property management agreements, leasing or brokerage agreements, maintenance contracts, construction contracts, architects agreements and landscaping agreements other than the agreements set forth on Exhibit D-4 attached hereto.

(j)            Seller has no employees who by reason of any governmental regulations, employment contract or other reason, would become employees of Purchaser as a result of its purchase of the Property.

(k)           Seller has the full capacity, right, power and authority to execute and deliver this Agreement.

(1)           The Land is a lawfully created separate subdivided tract.

(m)          The Leases described on Exhibit H attached hereto and noted as signed are fully executed and in full force and effect and the Leases described as vacant are currently under negotiation and are being negotiated by Seller in good faith except for space 5411, which is being marketed by Seller.

(n)           That there are no withholding requirements on the Purchase Price imposed by Florida law.

7.3           Representations and Warranties of Purchaser. To induce Seller to execute, deliver and perform this Agreement, Purchaser hereby represents and warrants to Seller on and as of the date hereof and on and as of the Closing Date as follows:

(a)           All representations and warranties of Purchaser appearing in other Sections of this Agreement are true and correct.

(b)           Purchaser has full capacity, right, power and authority to execute and deliver this Agreement. At Closing, Purchaser=s designee, if any, will have full capacity, right, power, and authority to perform this Agreement and all documents to be executed by Purchaser pursuant hereto. This Agreement and all documents to be executed pursuant hereto by Purchaser are and shall be binding upon Purchaser in accordance with their respective terms.

7.4           Deliveries. Seller shall, as soon as practicable after the Effective Date of this Agreement, deliver to Purchaser the following (which, along with the Title Commitment are referred to herein as APre-Closing Deliveries@) items:

(a)           copy of Seller=s existing boundary survey of the Real Property.

(b)           copy of the Rent Roll, the Leases and any and all Service Contracts.

(c)           copies of the most recent tax bills for the Property, copies of any notice of assessments received by Seller, and any other information relative to taxes assessed against the Property.

(d)           copies of any architectural drawings, plans and specs or any similar document in Seller=s possession relating to construction of the Shopping Center by Seller.

(e)           copies of all existing guarantees and Warranties relating to the Real Property, the Improvements and the Personal Property.

(f)            an appraisal of the Property addressed to Purchaser prepared by Tropical Realty Appraisal Services, Inc. and dated no earlier than thirty (30) days prior to the Effective Date.

(g)           a Phase I environmental report prepared by URS Corporation pertaining to the Property addressed to Purchaser and dated no earlier than thirty (30) days prior to the Effective Date.

(h)           all of the items set forth as Purchaser=s Initial Due Diligence list, a copy of which is attached hereto as Exhibit K.

In the event that Seller shall have, prior to the date hereof, delivered to Purchaser any of the Pre-Closing Deliveries, then, as to such Pre-Closing Delivery, the SeIler=s obligation hereunder shall be deemed to be satisfied. In lieu of Seller delivering the items set forth at subparagraphs (f) and (g) of this Section 7.4, Seller may direct Purchaser to obtain them directly and Seller shall reimburse Purchaser Ten Thousand and 00/100 Dollars ($ 10,000.00) and Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), respectively, therefor at Closing or upon the date of termination if this Agreement is terminated earlier pursuant to its terms.

7.5           Intentionally Deleted.

7.6           Indemnity.

(a)           Seller agrees to indemnify, protect, defend and save and hold Purchaser, its directors, officers, employees, partners, members, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses, including, but not limited to, reasonable attorney=s fees and court costs and liabilities (except those caused solely by the willful misconduct or negligent acts or omissions of Purchaser or its directors, officers, employees, partners, lenders and  agents), arising out of the construction, ownership and/or operation of the Property prior to the Closing Date, whether arising in contract, tort, or related to the actual or alleged injury to, or death of, any person or loss of or damage to property in or upon the Property; and

(b)           Purchaser agrees to indemnify, protect, defend and save and hold Seller, its directors, officers, employees, partners, members, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses, including, but not limited to, reasonable attorney=s fees and court costs and liabilities (except: (i) those caused solely by the willful misconduct or negligent acts or omissions of Seller or its directors, officers, employees, partners, members, lenders and agents, and (ii) those matters arising under any construction work being performed by Seller hereunder), arising out of the ownership and operation of the Property by Purchaser from and after the Closing Date, whether arising in contract, tort, or related to the actual or alleged injury to, or death of, any person or loss, of or damage to property in or upon the Property.

ARTICLE VIII.

DEFAULT, CONDITIONS PRECEDENT AND TERMINATION

8.1           Conditions to Purchaser=s Obligations and Default by Seller.

(a)           The obligation of Purchaser to close the acquisition of the Property is, at Purchaser=s option, further subject to the following conditions precedent:

(i)            All representations and warranties of Seller contained in this Agreement relating to the Property are true and correct in every material respect as of the Effective Date and as of the Closing Date;

(ii)           All material covenants and obligations of Seller under this Agreement relating to the Property have been timely and duly performed; and

(iii)          There shall be no Amaterial adverse change@ with respect to the financial condition of the tenants under the Leases; Amaterial adverse change@, for the purpose of this Section 8.1 is defined as the occurrence of any one of the following events: (i) the filing of a voluntary or involuntary bankruptcy by or against any Anchor Tenant in any federal bankruptcy court or the filing by or against any Anchor Tenant of any insolvency proceedings in any state court; (ii) any public announcement by an Anchor Tenant that it is closing one hundred (100) or more of its stores; and/or (iii) if, in any one of the four fiscal quarters reported after the expiration of the Inspection Period, but before the Closing Date, either Marshall’s or Walgreens reports a total net loss of Fifty Million and 00/100 Dollars ($ 50,000,000.00) or more.

(iv)          Between the date hereof and the Closing, no environmental spill or contamination shall have occurred which would have a material adverse effect on the Property. Purchaser shall have the right to update any environmental reports it has received in order to confirm that no such environmental spill or contamination has occurred.

(v)           On or before the Closing Date: (i) the Occupancy Condition shall have been satisfied with respect to not less than 96% of the gross base/minimum fixed rental income in the Improvements which gross base/minimum fixed rental income is presently projected to be One Million Nine Hundred Ninety Eight Thousand Forty Three and Three Cents Dollars ($1,998,043.03) annually as set forth on Exhibit H-1 attached hereto; (ii) the Occupancy Condition shall have been satisfied with respect to all Anchor Tenant Premises; and (iii) there shall be no material default under any of the Anchor Leases or Shop Leases. For purposes hereof, a “material default” shall include, but not be limited to, a delinquency in the payment of any amount due thereunder for a period in excess of fifteen (15) days from the due date thereof.

(vi)          Existing Lender shall have approved the assumption of the Existing Financing upon terms, and with such amendments to the Existing Loan Documents, as are requested and acceptable to Purchaser in its sole and absolute discretion.

If the condition precedents to Purchaser=s obligation to close as described in this Section 8.1(a) have not occurred on or before September 1, 2005 (AOutside Date@), Purchaser shall have only the following options to be exercised by written notice to Seller within ten (10) days following the Outside Date: (i) to terminate this Agreement, obtain a return of the Deposit and thereafter this

Agreement shall be null and void, (ii) to waive such conditions and close this Agreement without diminution of the Purchase Price, or (iii) extend the Outside Date in three (3) month increments up to twelve (12) months overall. Notwithstanding the foregoing, if the failure of any such conditions is as a result of a default of Seller, Purchaser shall have those remedies set forth in Section 8. l(b) below.

(b)           If Seller shall be in default of any of its obligations under this Agreement and if Purchaser has notified Seller of the same and Seller has failed to cure such default within five (5) days of receipt of such notice, Purchaser shall have only the following options as its sole and exclusive remedy for said default to be exercised by written notice to Seller: (A) to waive the default and proceed with Closing, (B) to terminate this Agreement and obtain a return of the Deposit, whereupon this Agreement shall become null and void and of no further force or effect, or (C) to seek specific performance of this Agreement. If this Agreement is terminated pursuant to this Section 8.1(b), the Deposit shall promptly be returned to Purchaser, All other funds and documents theretofor delivered hereunder or deposited in escrow by either party shall be promptly returned to such party in the event Purchaser elects to terminate the Agreement. Notwithstanding anything to the contrary contained herein, in the event that Seller willfully violates any of the provisions of Section 7.1 hereof, then, in the event that Purchaser elects to terminate this Agreement as provided in this Section 8.1(c), Purchaser shall, in addition to the return of the Deposit, be entitled to bring an action against Seller for actual damages incurred by Purchaser as a result of Seller=s default.

8.2           Conditions to Seller=s Obligations and Default by Purchaser. The obligation of Seller to close the transaction contemplated hereby is, at Seller=s option, conditioned upon Purchaser=s representations and warranties contained in this Agreement being true and correct in every material respect at and as of the Closing Date, and upon fulfillment by Purchaser of all obligations of Purchaser which were to have been performed on or before the Closing Date having been timely and duly performed. In the event that Purchaser shall have failed to perform in any respect any of the covenants, agreements and indemnities contained herein to be performed by Purchaser within the time for performance as specified herein (including Purchaser=s obligation to close), and provided Seller has notified Purchaser of the same and Purchaser has failed to cure such condition or circumstance or non-performance within five (5) days of receipt of such notice, Seller=s sole remedy on account thereof shall be to terminate this Agreement by delivering written notice of its election to so terminate to Purchaser, in which event the Deposit shall be paid to Seller as liquidated damages, it being understood that Seller=s actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties= best current estimate of such damage and thereupon neither party shall have any further obligation to the other under this Agreement except for those obligations which expressly survive termination hereunder.

ARTICLE IX.

NOTICES

9.1           Notices. Any notice, request, demand, instrument or other document to be given or served hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight express courier, or by facsimile transmission and addressed to the parties at their respective addresses set forth below, and the same shall be effective upon receipt if delivered personally or upon deposit in the mails, if mailed, or upon deposit with an overnight express courier or when sent by facsimile transmission. A party may change its address or facsimile transmission number for receipt of notices by service of a notice of such change in accordance herewith.

If to Seller:

Lake wood Associates, Ltd.
703 Waterford Way
Suite 800
Miami, Florida 33126-4677

Attention: W. Douglas Pitts
Phone: 305-261-4330
Facsimile: 305-261-4338

with copies to:

Victor L. Stosik, General Counsel Courtelis Company
703 Waterford Way, Suite 800
Miami, Florida 33126
Phone: (305) 261-4330
Facsimile: (305) 261-4338

If to Purchaser:

Inland Real Estate Acquisitions Inc.
1955 Lake Park Avenue
Suite 300
Smyrna, Georgia 30080
Attention: Jason A. Lazarus
Phone:(678) 996-2131
Facsimile Number: (678) 996-2140

with a copy to:

The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Dennis K. Holland, Esq.

Phone: (630) 218-8000 x 2861
Facsimile Number: (630) 218-4900

ARTICLE X.

ADDITIONAL COVENANTS

10.1         Entire Agreement; Amendments and Waivers. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby.

10.2         Further Assurances. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the Closing as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transaction contemplated hereby.

10.3         Survival and Benefit. Only those agreements, covenants, indemnifications, and obligations of the parties hereunder set forth in Sections 4.3, 5.1, 7.5 and 7.6 shall survive Closing for a period of one year unless said Section provides for a longer period. Moreover, the representations and warranties of Seller set forth in Section 7.2, and the representations and warranties of Purchaser set forth in Section 7.3, shall survive the Closing for a period of twelve (12) months and inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, in the event any party provides written notice to the other party within such twelve (12) month period that any representation, warranty or certification made by such other party is inaccurate or false, then the survival period for such representation, warranty or certification shall be extended until such time as the parties have agreed in writing to resolve the dispute regarding the representation, warranty or certification or there has been a final adjudication of the dispute by a court of competent jurisdiction.

10.4         Assignment; No Third Party Beneficiary. This Agreement may not be assigned by Purchaser. Notwithstanding the foregoing, Purchaser shall be permitted, without Seller=s consent, to assign its rights, privileges, duties and obligations under this Agreement to an entity which is owned, directly or indirectly, in whole or in part by Purchaser or Inland Western Retail Real Estate Trust, Inc., a Maryland corporation, so long as same does not delay the Closing. Promptly following, and as a condition to, any assignment by Purchaser permitted under this subsection 10.4, Purchaser shall deliver to Seller an assumption by the assignee of all of Purchaser=s duties and obligations under this Agreement. Such assignment by Purchaser will not absolve or release Purchaser from liability under this Agreement whether prior to or subsequent to Closing. This Agreement is for the sole and exclusive benefit of the parties hereto and the designee of Purchaser and no third party is intended to or shall have any rights hereunder.

10.5         Brokerage. Purchaser and Seller represent and warrant to each other that neither has dealt with any broker in connection with this transaction except for Courtelis Company and Thomas H. Brymer II, P.A. It shall be the obligation of Seller to pay any commission due Courtelis Company and Thomas H. Brymer II, P.A. or a result of the transaction pursuant to a separate agreement between Seller and Courtelis Company and Thomas H. Brymer II, P.A. Purchaser and Seller agree to hold the other harmless from and against any claims of any person claiming a right to a commission in connection with this transaction by virtue of dealing with the indemnifying party.

10.6         Interpretation.

(a)           The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or Sections to which they apply or otherwise affect the interpretation hereof.

(b)           The terms Ahereby@, Ahereof@, Ahereto@, Aherein@, Ahereunder@ and any similar terms shall refer to this Agreement, and the term hereafter shall mean after and the term Aheretofore@ shall mean before, the date of this Agreement.

(c)           Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders and words importing the singular number shall mean and include the plural number and vice versa.

(d)           Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

(e)           The terms Ainclude@, Aincluding@ and similar terms shall be construed as if followed by the phrase Awithout being limited to.@

(f)            Whenever under the terms of this Agreement the time for performance of a covenant or condition or the last day to give notice falls upon a Saturday, Sunday or holiday (whether in the United States or Canada), such time for performance shall be extended to the next business day. Otherwise all references herein to Aday@ shall mean calendar days.

(g)           This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is located.

(h)           The Seller and the Buyer mutually agree that they waive all rights to a trial by jury in the event of any dispute or court action arising from, growing out of, or related to this Agreement. The parties acknowledge that this waiver is a significant consideration to, and a material inducement, for both parties to enter into this Agreement.

(i)            In any action to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover its expenses, including reasonable attorneys fees and costs of litigation, including those in any appellate proceedings.

(j)            Time is of the essence of this Agreement.

(k)           This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute the same instrument.

(l)            Any waiver by either party of any provision of this Agreement or any exhibit attached hereto must be in writing and shall constitute a waiver of that provision, on that occasion only, and shall not operate or be construed as a waiver of any other provision or subsequent breach thereof.

10.7         Effective Date. Wherever herein contained the expression AEffective Date@ or Adate hereof@ is used, it shall be deemed to mean the last date that both Seller and Purchaser have executed a copy of this Agreement.

ARTICLE XI.

MASTER LEASING; ESCROW DEPOSIT

11.1         Leasing Deposit. In the event that, at Closing hereunder, there are any Vacant Spaces at the Property, then, at Closing, Seller shall deposit with Escrowee an amount (the ALeasing Deposit@) equal to one hundred percent (100%) of the sum of the following products for all of the Vacant Spaces, as to each Vacant Space, (a) the sum of (i) the per square foot annual base rent set forth on the Project Pro Forma for such Vacant Space or in the lease for an unoccupied, but leased, Vacant Space or occupied leased Vacant Space lease with respect to which a tenant is delinquent more than thirty (30) days (a “Delinquent Vacant Space”) plus (ii) $4.85 per square foot, multiplied by (iii) the amount of the square footage of such Vacant Space, multiplied by (b) 1.5. The Leasing Deposit shall be held in escrow by Escrowee, subject to the terms and conditions of this Agreement, and shall be disbursed as hereinafter provided.

11.2         Disbursements of the Leasing Deposit. The Leasing Deposit shall be held in escrow by Escrowee, subject to the terms and conditions of this Agreement, and shall be disbursed as hereinafter provided. Commencing on the date of Closing, and continuing on the first (1st) day of each calendar month thereafter until the nineteenth (19th) month after the Closing Date, Purchaser shall be entitled to receive, from the Leasing Deposit, an amount equal to one-eighteenth (1/18th) of the initial balance in the Leasing Deposit, which monthly payment shall continue until the earlier of (i) the date the Leasing Deposit has been disbursed in full or (ii) with respect to any portion of the Vacant Space, the date that such portion has been leased to a third party tenant and such tenant has satisfied the Occupancy Condition (the ALease-Up Event@). At such time as the Lease-Up Event has occurred and Purchaser has received all requisite payments then-due hereunder for such Vacant Space, the balance of the Leasing Deposit, if any, for that Vacant Space, shall be released to Seller. Purchaser shall notify Escrowee within two (2) days following the Lease-Up Event. On the first (1st)

day of the first (1st) month following the satisfaction of the Occupancy Condition by any tenant leasing any Vacant Space at the Property, Seller shall be entitled to receive from the Leasing Deposit the remaining amount still being held in escrow for that particular Vacant Space and the monthly payment from the Leasing Deposit that Purchaser is entitled to receive pursuant to this paragraph shall be reduced by an amount equal to such amount paid to Seller. Notwithstanding the foregoing, to the extent that any portion of the Leasing Deposit pertains to a Delinquent Vacant Space, (x) disbursements shall be made to Purchaser in any month in which the tenant thereunder is more than ten (10) days delinquent in the payment of rent or other changes and (y) a Lease-Up Event shall be deemed to have occurred when such tenant has been current (i.e. payment received within 15 days of its due date) in the payment of monthly rent and other charges for a period of three (3) consecutive months. To the extent that any funds drawn from the Leasing Deposit with respect to a Delinquent Vacant Space are subsequently received from such tenant prior to the earlier of an applicable Lease-Up Event or eighteen (18) months after Closing, Purchaser shall deposit such funds with Escrowee to be added to the Leasing Deposit. If, at the end of said 18-month period, any sums (including any accrued interest) remain in the Leasing Deposit, same shall be disbursed by the Escrow Agent to Seller.

11.3         TI Escrow. In the event that, at Closing hereunder, there are any Vacant Spaces at the Property (which Vacant Space must be in “vanilla shell” condition), Seller shall be liable for tenant improvement costs for the Vacant Spaces in the amount of $15.00 per square foot of Vacant Space leased at the Property or the amount therefor set forth in an unoccupied Vacant Space lease, and at Closing, and in addition to the Leasing Deposit, Seller shall (except with respect to Delinquent Vacant Space) deposit with Escrowee (a) an amount (ATI Escrow@) equal to the product of the following: (i) $15.00 per square foot; multiplied by (ii) the sum of the number of square feet of Vacant Spaces at the Property to be applied to tenant improvement costs for the Vacant Spaces at the Property or the amount set forth in the unoccupied Vacant Space; and (b) an amount (ALeasing Commission Deposit@) equal to the product of the following: (i) $4.00 per square foot; multiplied by (ii) the sum of the number of square feet of Vacant Spaces at the Property to be applied to leasing commissions incurred in connection with leases made for the Vacant Spaces at the Property, or the amount of any commission owed pursuant to a commission agreement for a leased, but unoccupied, Vacant Space. The parties acknowledge that, in the event that a Lease is entered into for any Vacant Space at the Property prior to the Closing, then the leasing commissions and tenant improvement costs payable with respect to such Lease shall be disbursed from the TI Escrow and Leasing Commission Deposit to the party entitled to receive payment of the same; provided however, (x) disbursements from the TI Escrow shall be limited to the rate of $15.00 per square foot in any one Vacant Space, with Seller simultaneously disbursing any excess over $15.00 per square foot in such Vacant Space; and (y) disbursements from the Leasing Commission Deposit shall be limited to the rate of $4.00 per square foot in any one Vacant Space, with Seller simultaneously disbursing any excess over $4.00 per square foot in such Vacant Space. On the date which is nineteen (19) months from the Closing Date, any sums remaining in the TI Escrow or Leasing Commission Deposit shall be remitted to (i) Seller, if the Occupancy Condition has been fully satisfied with respect to all Vacant Spaces, or (ii) Purchaser, if the Occupancy Condition has not been fully satisfied with respect to all Vacant Spaces.

11.4         Shop Leases.

(a)           After the Effective Date, Seller shall not execute any Shop Lease without Purchaser=s prior written approval, however, Purchaser approves the tenants and terms outlined on Exhibit “J” attached hereto, but reserves the right to review and approve such written leases prior to execution by Seller which approval shall not be unreasonable. Seller agrees that it shall pay the cost of any leasing commissions and/or tenant improvements which are the obligation of the landlord under any of such new Leases.  In the event that any brokerage commissions and/or tenant improvement costs have not been paid at the time of Closing hereunder, then an amount equal to such unpaid brokerage commissions and tenant improvement costs shall be deposited in the TI Escrow and shall be disbursed as provided in Section 11.3 hereof.

(b)           Following the Closing Date and during the period that the Leasing Deposit and TI Escrow are being held by Escrowee, Purchaser agrees, within ten (10) business days of receipt of any Shop Lease complying with the leasing guidelines agreed to by Seller and Purchaser at the Closing Date, to execute such Shop Lease.

ARTICLE XII.

LAKEWOOD PHASE 2

12.1        Lakewood Shopping Center. Pursuant to this Agreement, Purchaser is contracting to purchase Phase I of Lakewood Shopping Center. Contemporaneously herewith the parties are entering into another contract relative to the purchase and sale of Phase II of Lakewood Shopping Center. The closing on the purchase and sale of said Phase II is scheduled to occur after the closing on the purchase and sale of said Phase I. In the event that the purchase and sale of Phase II is not closed, then the parties agree that they will honor any exclusive use granted by the other party to a tenant or occupant in its Phase of Lakewood Shopping Center so long as the party granting such exclusive use notifies the other party, in writing, of such exclusive use within Five (5) business days after granting such exclusive use. The provisions of this Section shall survive the Closing.

WHEREFORE, this Agreement has been executed and delivered by Seller and Purchaser on the respective dates set forth beneath each of their signatures and is intended to be effective as of the latest such date.

SELLER:

LAKEWOOD ASSOCIATES, LTD.
a Florida limited partnership
By:	Newcaster Devcorp, Inc.
a Florida corporation
its general partner

By:	/s/ W. Douglas Pitts
W. Douglas Pitts
President
Dated:	June 15	, 2005

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC.,
an Illinois corporation

By:	/s/ Jason A. Lazarus
Name:	Jason A. Lazarus
Title:	Vice President
Dated:	June 16, 2005

SCHEDULE “A”

1.             Promissory Note in the amount of $12,100,000.00 executed by Lakewood Associates, Ltd., dated March 2, 2004.

2.             Mortgage and Security Agreement executed by Lakewood Associates, Ltd., dated March 2, 2004, and recorded March 4, 2004, under Clerk’s File No. 103783391, in Official Records Book 37010, at Page 340, Broward County Public Records.

3.             Assignment of Leases, Rents and Profits executed by Lakewood Associates, Ltd., dated March 2, 2004, and recorded March 4, 2004, under Clerk’s File No. 103783392, in Official Records Book 37010, at Page 379, Broward County Public Records.

4.             UCC-1 Financing Statement executed by Lakewood Associates, Ltd., recorded March 4, 2004, under Clerk’s File No. 103783393, in Official Records Book 37010, at Page 391, Broward County Public Records.

5.             UCC-1 Financing Statement executed by Lakewood Associates, Ltd., and filed with the Florida Secured Transaction Registry on March 9, 2004, under File No. 200406341344.

EXHIBIT  “A”

LEGAL DESCRIPTION:

PARCEL NO. 1

Portion of “MARGATE REALTY NO. 1”, according to the plat thereof, as recorded in Plat Book 42, at Page 42, TOGETHER WITH: portion of Tract “A”, “LAKEWOOD COMMERCIAL”, according to the plat thereof, as recorded in Plat Book 120, at Page 27, both of the Public Records of Broward County, Florida, all being more particularly described as follows:

Commence at the centerline intersection of LAKEWOOD CIRCLE with WEST ATLANTIC BOULEVARD, both as shown on said plat of “LAKEWOOD COMMERCIAL”, (said Point of Commencement being on a curve and bearing North 05 degrees 34 minutes 35 seconds East, from the radius point of the next described curve); thence Northwesterly, along a circular curve to the left, having a radius of 5729.58 feet and a central angle of 00 degrees 20 minutes 10 seconds, for an arc distance of 33.61 feet (last mentioned course being coincident with portion of the centerline of said WEST ATLANTIC BOULEVARD); thence North 05 degrees 14 minutes 25 seconds East, radial to the last described curve, for 65.00 feet to the Point of Beginning of the following described parcel of land; thence North 05 degrees 34 minutes 35 seconds East, for 94.77 feet, to a Point of Curvature; thence Northeasterly and Northerly, along a circular curve to the left, having a radius of 1041.00 feet and a central angle of 04 degrees 07 minutes 30 seconds, for an arc distance of 74.95 feet to a Point of Tangency; thence North 01 degrees 27 minutes 05 seconds East, for 11.96 feet; thence North 88 degrees 32 minutes 55 seconds West, at right angles to the last and next mentioned courses, for 179.81 feet; thence South 01 degrees 27 minutes 05 seconds West, for 177.61 feet to a Point on a Curve, said point bears North 03 degrees 33 minutes 21 seconds East from the radius point of the next described curve; thence Northwesterly, along a circular curve to the left, having a radius of 5789.58 feet and a central angle of 01 degrees 12 minutes 25 seconds, for an arc distance of 121.96 feet to a Point on said Curve; thence North 80 degrees 39 minutes 37 seconds West, for 39.97 feet to a Point on a Curve, said point bears North 01 degrees 57 minutes 24 seconds East, from the radius point of the next described curve; thence Northwesterly, along a circular curve to the left, having a radius of 5794.58 feet and a central angle of 00 degrees 42 minutes 22 seconds, for an arc distance of 71.41 feet to a Point of Tangency; thence North 88 degrees 44 minutes 58 seconds West, for 163.60 feet; thence South 46 degrees 15 minutes 02 seconds West, for 7.07 feet; thence North 88 degrees 44 minutes 58 seconds West, for 187.54 feet to a Point of Intersection with the West line of Section 31, Township 48 South, Range 42 East; thence continue North 88 degrees 44 minutes 58 seconds West, along the last mentioned course, for 2.05 feet; (last mentioned seven courses being coincident with the Northerly Right-of-Way line of said WEST ATLANTIC BOULEVARD); thence South 01 degrees 27 minutes 05 seconds West, for 7.00 feet; thence North 88 degrees 44 minutes 58 seconds West, along a line parallel with and 53.00 feet North of, as measured at right angles to, the South line of the South 1/2 of the Northeast 1/4 of Section 36, Township 48 South, Range 41 East, also being the Northerly Right-of-Way line of said WEST ATLANTIC BOULEVARD, for 177.20 feet; thence North 01 degrees 11 minutes 38 seconds East for 50.33 feet to a point on a non-tangent curve having a chord bearing of North 07 degrees 12 minutes 24 seconds West; thence Northerly along a circular curve to the left having a radius of 200.00 feet and a central angle of 16 degrees 54 minutes 35 seconds for an arc distance of 59.03 feet to a Point of Reverse Curvature; thence Northerly along a circular curve to the right having a radius of 200.00 feet and a central angle of 16 degrees 54 minutes 35 seconds for an arc distance of 59.03 feet to a Point of Tangency; thence North 01 degrees 14 minutes 53 seconds East for 261.11 feet to a point on a non-tangent curve having a chord bearing of North 66 degrees 37 minutes 12 seconds West; thence Northwesterly along a circular curve to the right having a radius of 500.00 feet and a central angle of 7 degrees 35 minutes 45 seconds for an arc distance of 66.29 feet; thence North 1 degree 46 minutes 27 seconds East for 83.46 feet; thence South 88 degrees 32 minutes 55 seconds East, for 12.00 feet; thence North 01 degrees 27 minutes 05 seconds East, at right angles to the last mentioned course, for 70.12 feet to the Southwest corner of Parcel “A”, “LEMON TREE LAKE” according to the Plat thereof as recorded in Plat Book 82 at Page 16 of the Public Records of Broward County, Florida; thence South 88 degrees 32 minutes 55 seconds East for 400.00 feet; thence North 72 degrees 49 minutes 27 seconds East, for 77.65 feet to a Point on a curve, said point bears South 40 degrees 03 minutes 00 seconds West, from the radius point of the next described curve, (last mentioned two courses being coincident with the common Boundary lines of said plats of “LEMON TREE LAKE” and “LAKEWOOD COMMERCIAL”); thence Southeasterly, Easterly and Northeasterly, along a circular curve to the left, having a radius of 320.00 feet and a central angle of 4l degrees 52 minutes 05 seconds, for an arc distance of 233.84 feet to a Point of Tangency: thence North 88 degrees 10 minutes 55 seconds East, for 233.64 feet to a Point of Curvature; thence Northeasterly, along a circular curve to the left, having a radius of 530.00 feet and a central angle of 10 degrees 10 minutes 49 seconds, for an arc distance of 94.17 feet, to a Point of Tangency; thence North 78 degrees 00 minutes 06 seconds East, for 144.62 feet (last mentioned four courses being coincident with the Southerly Right-of-Way line of LAKESIDE DRIVE, as shown on said plat of “LAKEWOOD COMMERCIAL”); thence South 01 degrees 27 minutes 05 seconds West, for 269.14 feet; thence North 88 degrees 32 minutes 55 seconds West, at right angles to the last and next mentioned courses, for 71.00 feet; thence South 01 degrees 27 minutes 05 seconds West, for 357.63 feet to a Point on a Curve, said point bears North 06 degrees 02 minutes 37 seconds East, from the radius point of the next described curve; thence Northwesterly along a circular curve to the left, having a radius of 5794.58 feet and a central angle of 00 degrees 48 minutes 12 seconds, for an arc distance of 81.24 feet to the Point of Beginning (last mentioned course being along the Northerly Right-of-Way line of said WEST ATLANTIC BOULEVARD). Lying and being in Section 36, Township 48 South, Range 41 East and Section 31, Township 48 South, Range 42 East, City of Margate, Broward County, Florida.

The bearings mentioned herein are based upon an assumed North 05 degrees 34 minutes 35 seconds East along the centerline of Lakewood Circle.

LEGAL DESCRIPTIONS:

PARCEL NO. 2 (BURGER KING)

A portion of Section 36, Township 48 South, Range 41 East, being a portion of the Shopping Center Tract, as shown on the plat of “MARGATE REALTY NO. 1”, as recorded in Plat Book 42, at Page 42, of the Public Records of Broward County, Florida, being more particularly described as follows:

Commence at the East 1/4 corner of said Section 36 and run North 88 degrees 44 minutes 58 seconds West, along the South line of the South 1/2 of the Northeast 1/4 of said Section 36, for 1076.68 feet; thence North 00 degrees 36 minutes 05 seconds West, along the Easterly Right-of-Way line of State Road No. 7, for 228.03 feet to the Point of Beginning of the following described parcel of land: thence continue North 00 degrees 36 minutes 05 seconds West, along the last described course, for 145.50 feet; thence South 88 degrees 44 minutes 58 seconds East, for 200.00 feet; thence South 00 degrees 36 minutes 05 seconds East, for 145.50 feet; thence North 88 degrees 44 minutes 58 seconds West, for 200.00 feet, to the Point of Beginning.

Lying and being in the City of Margate, Broward County, Florida.

PARCEL NO. 3 (BANK)

A portion of Section 36, Township 48 South, Range 41 East, being a portion of the Shopping Center Tract, as shown on the plat of “MARGATE REALTY NO. 1”, as recorded in Plat Book 42, at Page 42 of the Public Records of Broward County, Florida, being more particularly described as follows:

Commence at the East 1/4 corner of said Section 36 and run North 88 degrees 44 minutes 58 seconds West, along the South line of the South 1/2 of the Northeast 1/4 of said Section 36, for 1076.68 feet; thence North 00 degrees 36 minutes 05 seconds West, along the Easterly Right-of-Way line of State Road No. 7, for 428.53 feet, to the Point of Beginning of the following described parcel of land; thence continue North 00 degrees 36 minutes 05 seconds West, along the last described course, for 355.50 feet; thence South 88 degrees 44 minutes 58 seconds East, for 200.00 feet; thence South 00 degrees 36 minutes 05 seconds East, for 355.50 feet; thence North 88 degrees 44 minutes 58 seconds West, for 200.00 feet, to the Point of Beginning.

LESS AND EXCEPT real property conveyed to Florida Department of Transportation in Warranty Deed recorded in Official Recorded in Official Records Book 37682, at Page 1905, Broward County Public Records.

Lying and being in the City of Margate, Broward County, Florida.